Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No.1 to the Registration Statement on Form S-1 of NeuroPace, Inc. of our report dated March 24, 2021, except for the effects of the reverse stock split discussed in Note 2 to the financial statements, as to which the date is April 14, 2021, relating to the financial statements of NeuroPace, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
April 14, 2021